EPOCH ANNOUNCES QUARTERLY DIVIDEND INCREASE

NEW YORK — (BUSINESS WIRE) — October 1, 2012 — Epoch Holding Corporation (“Epoch” or the “Company”) (Nasdaq: EPHC), a leading investment manager and investment adviser, today announced that its Board of Directors has approved an increase in the quarterly dividend from $0.08 to $0.10 per share. On an annualized basis, the new dividend rate increases from $0.32 to $0.40 per share.

The dividend is payable on November 5, 2012 to shareholders of record as of October 22, 2012.

“We are pleased with the Board’s decision to increase our quarterly dividend,” stated William W. Priest, Chief Executive Officer of the Company. “This increase reflects their continued confidence in the long-term growth strategy of our business and our commitment to enhance shareholder value.”

The Company expects quarterly dividends to be paid in February, May, August and November of each fiscal year.  However, the actual declaration of future cash dividends, and the establishment of record and payment dates, will be subject to final determination by the Board of Directors each quarter after its review of the Company's financial performance.

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly owned subsidiary and an SEC-registered investment advisor. The Company manages equity strategies for a global institutional client base including corporations, public funds, foundations and endowments. It also manages mutual funds and variable annuity funds through sub-advisory relationships. Epoch has a distinct perspective on the drivers of shareholder return with an investment approach that focuses on the generation and the allocation of free cash flow. Investment decisions are based on the firm’s own fundamental research. Epoch’s investment strategies include U.S. Equity (All Cap, Large Cap, SMID Cap and Small Cap Value; Choice), Global Equity (Shareholder Yield, Choice, Absolute Return and Small Cap) and International Small Cap.

For more information about Epoch contact Adam Borak at Epoch Investment Partners, Inc. 212-400-4708, aborak@eipny.com or visit Epoch's website at www.eipny.com.

Safe Harbor Statement

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and government regulations. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see "Risk Factors" and "Forward-Looking Statements" in our Form 10-K for the year ended June 30, 2012. Other factors besides those listed in "Risk Factors" and "Forward-Looking Statements", and those listed above, could also adversely affect our revenues, financial condition, results of operations and business prospects. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.